FOR IMMEDIATE RELEASE

CONTACTS:	James G. Rakes, Chairman, President & CEO (540) 951-6236
F. Brad Denardo, Treasurer (540) 951-6213

NATIONAL BANKSHARES, INC. ANNOUNCES HIGHER

  SECOND QUARTER EARNINGS

BLACKSBURG, VA, JULY 18, 2008: At June 30, 2008, National Bankshares, Inc. (NASDAQ Capital Market: NKSH) posted year-to-date net income of $6.65 million, or basic net income of $0.96 per share. This is a 6.3% increase over the $6.26 million in net income at June 30, 2007. For the three months ending June 30, 2008, the Company had net income of nearly $3.47 million, up by 10.48% over net income earned in the second quarter of 2007. Net loans were nearly $529.47 million at June 30, 2008, up by 5.24% over the total at the same time last year. The Company ended the second quarter with total assets of just over $894.91 million, 2.03% higher than at the end of the second quarter in 2007.

National Bankshares, Inc. is a financial holding company headquartered in Blacksburg, Virginia. It is the parent of National Bank, a community bank with 26 offices throughout Southwest Virginia that was founded in 1891. The Company has a non-bank brokerage and insurance subsidiary, National Bankshares Financial Services, Inc., trading in the same market.

The Company’s Chairman, President & CEO James G. Rakes commented, “In these challenging times, I am pleased to report solidly higher earnings, which were achieved using a traditional approach. We experienced good growth in the loan portfolio without compromising loan underwriting standards. At the same time, the net interest margin held steady at a respectable 4.00%. Finally, controllable costs have been kept in check, producing an efficiency ratio of 50.81% at June 30. Compared with last year’s historically good numbers, we are seeing an increase in nonperforming assets. Despite these changes, the 0.41% ratio of nonperforming loans to total loans at June 30, 2008, remains reasonable and good when compared with our peers. We are paying attention to local economic conditions and are prudently adding to the allowance for loan losses as warranted. National Bankshares, Inc. has operated with a consistently conservative business philosophy. This philosophy and our high capital levels help to prepare us for any economic weakness to come.”

National Bankshares, Inc. stock is traded on the NASDAQ Stock Market under the symbol “NKSH”. More information is available at www.nationalbankshares.com.

National Bankshares, Inc. And Subsidiaries

(000’s), except ratios and percent data

Three months ending	June 30, 2008	June 30, 2007	Change

Selected Consolidated Data :
Interest income	$12,472	$12,695	-1.76%
Interest expense	4,815	5,370	-10.34%
Net interest income	7,657	7,325	4.53%
Provision for loan losses	135	13	938.46%
Trust income	319	360	-11.39%
Other noninterest income	1,908	1,899	0.47%
Salary and benefits	2,746	2,778	-1.15%
Occupancy expense	435	412	5.58%
Amortization of intangibles	279	285	-2.11%
Other noninterest expense	1,846	2,029	-9.02%
Income taxes	-974	-927	5.07%
Net income	$3,469	$3,140	10.48%
Basic net income per share	$0.50	$0.45	$0.05

Daily averages:
Gross loans	$529,653	$509,826	3.89%
Loans,net	523,336	503,706	3.90%
Total securities	290,593	288,215	0.83%
Total deposits	786,698	756,952	3.93%
Other borrowings	61	2,235	-97.27%
Stockholders’ equity	108,891	101,105	7.70%
Cash and due from	13,008	14,213	-8.48%
Interest-earning assets	844,591	806,828	4.68%
Interest-bearing liabilities	670,099	648,844	3.28%
Intangible assets	14,435	15,569	-7.28%
Total assets	$902,368	$866,915	4.09%

Financial ratios: Note (1)
Return on average assets	1.55%	1.45%	0.10
Return on average equity	12.81%	12.46%	0.35
Net interest margin	4.05%	4.03%	0.02
Average equity to average assets	12.07%	11.66%	0.40
Note (1) Ratio change measured in bp

Allowance for loan losses:
Beginning balance	$5,228	$5,045	3.63%
Provision for losses	135	13	938.46%
Charge-offs	-130	-89	46.07%
Recoveries	34	31	9.68%
Ending balance	$5,267	$5,000	5.34%

Year to Date	June 30, 2008	June 30, 2007	Change

Selected Consolidated Data :
Interest income	$25,183	$25,225	-0.17%
Interest expense	10,222	10,786	-5.23%
Net interest income	14,961	14,439	3.62%
Provision for loan losses	235	10	2250.00%
Trust income	622	733	-15.14%
Other noninterest income	3,901	3,705	5.29%
Salary and benefits	5,603	5,619	-0.28%
Occupancy expense	891	897	-0.67%
Amortization of intangibles	563	569	-1.05%
Other noninterest expense	3,706	3,676	0.82%
Income taxes	-1,836	-1,850	-0.76%
Net income	$6,650	$6,256	6.30%
Basic net income per share	$0.96	$0.90	$0.06
Fully diluted net income per share	$0.96	$0.89	$0.07
Dividends per share	---	---	---
Dividend payout ratio	40.63	41.30	0.67
Book value per share	$15.50	$14.14	$1.36

Balance sheet at period-end:
Gross loans	$535,837	$509,232	5.22%
Loans, net	$529,465	$503,118	5.24%
Total securities	289,315	282,955	2.25%
Cash and due From	20,404	16,937	20.47%
Total deposits	781,113	771,319	1.27%
Other borrowings	59	141	-58.16%
Stockholders’ equity	107,354	98,674	8.80%
Intangible assets	14,276	15,407	-7.34%
Total assets	$894,912	$877,098	2.03%

Daily averages:
Gross loans	$527,366	$506,452	4.13%
Loans,net	521,064	500,292	4.15%
Total securities	283,240	286,073	-0.99%
Total deposits	780,830	759,874	2.76%
Other borrowings	61	1,160	-94.74%
Stockholders’ equity	107,963	99,086	8.96%
Cash and due from	12,877	14,453	-10.90%
Interest-earning assets	839,198	806,790	4.02%
Interest-bearing liabilities	668,344	654,345	2.14%
Intangible assets	14,576	15,714	-7.24%
Total assets	$895,701	$867,003	3.31%

Financial ratios: Note (1)
Return on average assets	1.49%	1.46%	0.03
Return on average equity	12.39%	12.73%	-0.34
Net interest margin	4.00%	4.00%	0.00
Efficiency ratio	50.81%	52.55%	-1.74
Average equity to average assets	12.05%	11.43%	0.62
Note (1) Ratio change measured in bp

Allowance for loan losses:
Beginning balance	$5,219	$5,157	1.20%
Provision for losses	235	10	2250.00%
Charge-offs	-282	-225	25.33%
Recoveries	95	58	63.79%
Ending balance	$5,267	$5,000	5.34%

Nonperforming assets:
Nonaccrual loans	$2,200	$1,136	-100.00%
Restructured loans	---	---	---
Total nonperforming loans Note (2)	2,200	1,136	-100.00%
Other real estate owned	234	306	-23.53%
Total nonperforming assets	$2,434	$1,442	68.79%

Asset quality ratios: Note (3)
Nonperforming loans to total loans	0.41%	0.23%	---
Allowance for loan losses to total loans	0.98%	0.98%	0.50%
Allowance for loan losses to nonperforming loans	239.41%	440.41%	---
Note (2) Loans 90 days past due or more not included
Note (3) Ratio change measured in bp